EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

CIENA PROPERTIES, INC.
(a Delaware corporation)
AND
MULTIWAVE INVESTMENT, INC.
(a Delaware corporation)

WITH AND INTO

CIENA CORPORATION
(a Delaware corporation)

(Pursuant to Section 253 of the General Corporation Law
of the State of Delaware)

          CIENA Corporation, a Delaware corporation (the “Corporation”) does hereby certify:

          FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

          SECOND: That the Corporation owns all of the outstanding shares of each class of the outstanding stock of CIENA Properties, Inc., a Delaware corporation.

          THIRD: That the Corporation owns all of the outstanding shares of each class of the outstanding stock of MultiWave Investment, Inc., a Delaware corporation.

          FOURTH: That the Corporation, by action at a special meeting of the Board of Directors duly called and held on October 27, 2004, determined to merge into itself, each of CIENA Properties, Inc. and MultiWave Investment, Inc., on the conditions set forth in the following resolutions:

               NOW THEREFORE BE IT RESOLVED, that the Board of Directors deems it advisable and in the best interest of the Corporation and hereby approves the merger into itself of its wholly-owned subsidiaries, CIENA Properties, Inc. and MultiWave Investment, Inc., and assumes all of each subsidiary’s liabilities and obligations, effective upon the filing of a certificate of ownership and merger embodying these resolutions with the Secretary of State of the State of Delaware;

               FURTHER RESOLVED, that any time prior to the filing of a certificate of ownership and merger with the Secretary of State, the merger may be terminated by the Board of Directors of either constituent corporation;

               FURTHER RESOLVED, that pursuant to Section 253(b) of the Delaware General Corporation Law, the board deems it advisable and in the best interest of the Corporation, and hereby approves, a change in the Corporation’s corporate name to “Ciena Corporation”, such change to become effective upon the effectiveness of the merger;

               FURTHER RESOLVED, that the President or any Vice President be and is hereby authorized to make, execute and acknowledge a certificate of ownership and merger setting forth a copy of the resolution to merge said CIENA Properties, Inc. and MultiWave Investment, Inc. into this Corporation, to effect the name change above and to assume each subsidiary’s liabilities and obligations and the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware, and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect said merger; and

               FURTHER RESOLVED, that all actions heretofore taken by any officer of the Corporation in connection with or contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects as actions on behalf of the Corporation.

          FIFTH: Pursuant to Section 253(b) of the General Corporation Law of the State of Delaware, upon the effectiveness of the merger, the Corporation, as the surviving corporation in the merger, will change its corporate name to “Ciena Corporation”.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer this 29th day of October, 2004.

CIENA Corporation

By: /S/ Russell B. Stevenson, Jr.

Name: Russell B. Stevenson, Jr.
Title: Senior Vice President, General Counsel
and Secretary